EXHIBIT 4.1

PARENT GUARANTEE

PARENT GUARANTEE, dated as of August 2, 2021, made by Franklin Resources, Inc. (the “Guarantor”), in favor of The Bank of New York Mellon, as Trustee (the “Trustee”) under the Indentures (as defined below), the holders (the “Holders”) from time to time holding those certain Notes (as defined below) of Legg Mason, Inc. (the “Subsidiary”) (the “Guarantee”).

SECTION 1. DEFINED TERMS

1.1 DEFINITIONS.

(a) Capitalized terms used and not defined herein shall have the meaning given to them under the applicable Indenture (as defined below) governing each series of Notes (as defined below).

(b) The following terms shall have the following meanings:

“Guarantee” shall mean this Parent Guarantee, as the same may be amended, supplemented or otherwise modified from time to time.

“Indentures” shall mean (a) the Indenture, dated as of January 22, 2014, between the Subsidiary and the Trustee, as supplemented by the First Supplemental Indenture, dated as of January 22, 2014, between the Subsidiary and the Trustee, the Third Supplemental Indenture, dated as of June 26, 2014, between the Subsidiary and the Trustee and the Fourth Supplemental Indenture, dated as of March 22, 2016, between the Subsidiary and the Trustee; and (b) the Junior Subordinated Note Indenture, dated as of March 14, 2016, between the Subsidiary and the Trustee, as supplemented by the Second Supplemental Indenture, dated as of August 8, 2016 between the Subsidiary and the Trustee.

“Notes” shall mean each of the following series of notes issued by the Subsidiary: $250 million 3.950% Senior Notes due July 2024; $450 million 4.750% Senior Notes due March 2026; $550 million 5.625% Senior Notes due January 2044; and $500 million 5.450% Junior Subordinated Notes due September 2056.

“Obligations” shall mean the obligations and undertakings of the Subsidiary, and payment when due of all amounts owed to the Trustee and the Holders, under the terms of the Indenture and the Notes.

1.2 OTHER DEFINITIONAL PROVISIONS. The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import when used in this Guarantee shall refer to this Guarantee as a whole and not to any particular provision of this Guarantee, and Section and Schedule references are to this Guarantee unless otherwise specified. The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2. GUARANTEE

2.1 GUARANTEE

(a) The Guarantor hereby unconditionally and irrevocably guarantees to the Trustee and the Holders and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the Subsidiary when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations.

(b) The maximum liability of the Guarantor hereunder shall in no event exceed the amount which can be guaranteed by the Guarantor under applicable federal and state laws, including laws relating to the insolvency of debtors, fraudulent conveyance or transfer or laws affecting the rights of creditors generally (after giving effect to the right of contribution established in Section 2.2).

(c) The Guarantor agrees that the Obligations may at any time and from time to time exceed the amount of the liability of the Guarantor hereunder without impairing the guarantee contained in this Section 2 or affecting the rights and remedies of the Trustee and the Holders hereunder.

(d) The guarantee contained in this Section 2 shall remain in full force and effect until all the Obligations and the obligations of the Guarantor under the guarantee contained in this Section 2 shall have been satisfied by performance or payment in full.

     2.2 NO SUBROGATION. Notwithstanding any payment made by the Guarantor or application of funds of the Guarantor by the Trustee or Holders, the Guarantor shall not be entitled to be subrogated to any of the rights of the Trustee and Holders against the Subsidiary or any collateral security or guarantee or right of offset held by the Trustee and the Holders for the payment of the Obligations, nor shall the Guarantor seek or be entitled to seek any contribution or reimbursement from the Subsidiary or any other Guarantor in respect of payments made by the Guarantor hereunder, until all amounts owing to the Trustee and the Holders by the Subsidiary on account of the Obligations are paid in full.

2.3 AMENDMENTS, ETC. WITH RESPECT TO THE OBLIGATIONS. The Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against the Guarantor and without notice to or further assent by the Guarantor, any demand for payment of any of the Obligations made by the Trustee or the Holders may be rescinded by the Trustee or the Holders and any of the Obligations continued, and the Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Trustee or the Holders.

2.4 NO REQUIRED NOTICE OF OBLIGATIONS. The Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Trustee or the Holders upon the guarantee contained in this Section 2 or acceptance of the guarantee contained in this Section 2. The Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 2; and all dealings between the Subsidiary and the Guarantor, on the one hand, and the Trustee and Holders, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 2. The Guarantor waives to the extent permitted by law diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Subsidiary or the Guarantor with respect to the Obligations.

2.5 REINSTATEMENT. The guarantee contained in this Section 2 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Trustee or the Holders upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Subsidiary or the Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Subsidiary or the Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

2.6 PAYMENTS. The Guarantor hereby guarantees that payments hereunder will be paid to the Trustee and the Holders without set-off or counterclaim in U.S. dollars at the address set forth or referred to in the applicable Indenture.

SECTION 3. REPRESENTATIONS AND WARRANTIES

The Guarantor hereby makes the following representations and warranties to the Trustee and Holders as of the date hereof:

3.1 ORGANIZATION AND QUALIFICATION. The Guarantor is a corporation, duly incorporated, validly existing and in good standing under the laws of the state of Delaware, with the requisite corporate power and authority to own and use its properties and assets and to carry on its business as currently conducted.

3.2 AUTHORIZATION; ENFORCEMENT. The Guarantor has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Guarantee, and otherwise to carry out its obligations hereunder. The execution and delivery of this Guarantee by the Guarantor and the consummation by it of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Guarantor. This Guarantee has been duly executed and delivered by the Guarantor and constitutes the valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.

3.3 NO CONFLICTS. The execution, delivery and performance of this Guarantee by the Guarantor and the consummation by the Guarantor of the transactions contemplated thereby do not and will not (i) conflict with or violate any provision of its Certificate of Incorporation or By-laws or (ii) conflict with, constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Guarantor is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Guarantor is subject (including Federal and state securities laws and regulations), or by which any material property or asset of the Guarantor is bound or affected, except in the case of each of clauses (ii) and (iii), such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as could not, individually or in the aggregate, adversely impair in any material respect the Guarantor’s ability to perform fully on a timely basis its obligations under this Guaranty.

3.4 CONSENTS AND APPROVALS. The Guarantor is not required to obtain any consent, waiver, authorization or order of, or make any filing or registration with, any court or other federal, state, local, foreign or other governmental authority or other person in connection with the execution, delivery and performance by the Guarantor of this Guarantee.

SECTION 4. MISCELLANEOUS

4.1 AMENDMENTS. None of the terms or provisions of this Guarantee may be waived, amended, supplemented or otherwise modified except in writing by the Guarantor and the Trustee.

4.2 NOTICES. All notices, requests and demands to or upon the Guarantor shall be addressed to Franklin Resources, Inc. One Franklin Parkway, Building 920/2, San Mateo, CA, 94403, Attention: General Counsel.

4.3 SUCCESSORS AND ASSIGNS. This Guarantee shall be binding upon the successors and assigns of the Guarantor and shall inure to the benefit of the Trustee and the Holders and their respective successors and assigns; PROVIDED that no Guarantor may assign, transfer or delegate any of its rights or obligations under this Guarantee without the prior written consent of the Trustee.

4.4 SEVERABILITY. Any provision of this Guarantee which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     4.5 SECTION HEADINGS. The Section headings used in this Guarantee are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

4.6 GOVERNING LAW. THIS GUARANTEE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY PRINCIPLES OF CONFLICTS OF LAWS.

4.7 SUBMISSION TO JURISDICTION; WAIVERS. The Guarantor hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Guarantee or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of New York, located in New York County, New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Guarantor at its address referred to in Section 4.2 or at such other address of which the Trustee has been notified pursuant hereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

4.8 RELEASE OF GUARANTOR. Subject to Section 2.6, the Guarantor will be released from all liability hereunder concurrently with the payment in full of all amounts owed under the applicable Indenture and the Notes.

4.9 SENIORITY. The Obligations of the Guarantor hereunder rank pari passu to any other unsecured Indebtedness of the Guarantor.

4.10 WAIVER OF JURY TRIAL. THE GUARANTOR AND, BY ACCEPTANCE OF THE BENEFITS HEREOF, THE TRUSTEE AND THE HOLDERS, HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS GUARANTEE.

IN WITNESS WHEREOF, each of the undersigned has caused this Parent Guarantee to be duly executed and delivered as of the date first above written.

Franklin Resources, Inc.

By:	/s/ Matthew Nicholls
Name: Mathew Nicholls
Title: Chief Financial Officer